EXHIBIT 10.3

CREDIT AGREEMENT

Dated as of June 16, 2004

between

USANA HEALTH SCIENCES, INC.,

as Borrower,

BANK OF AMERICA, N.A.,

as Bank

TABLE OF CONTENTS

SECTION

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms
1.02	Other Interpretive Provisions
1.03	Accounting Terms
1.04	Rounding
1.05	References to Agreements and Laws
1.06	Letter of Credit Amounts

ARTICLE II THE COMMITMENT AND CREDIT EXTENSIONS.

2.01	Loans
2.02	Borrowings, Conversions and Continuations of Loans.
2.03	Letters of Credit.
2.04	Prepayments.
2.05	Repayment of Loans
2.06	Interest.
2.07	Fees
2.08	Computation of Interest and Fees
2.09	Evidence of Debt
2.10	Payments Generally.

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.
3.02	Illegality
3.03	Inability to Determine Eurodollar Rates
3.04	Increased Cost and Reduced Return; Capital Adequacy.
3.05	Funding Losses
3.06	Requests for Compensation
3.07	Survival

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension
4.02	Conditions to all Credit Extensions

ARTICLE V REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws
5.02	Authorization; No Contravention
5.03	Governmental Authorization; Other Consents
5.04	Binding Effect
5.05	Financial Statements; No Material Adverse Effect.
5.06	Litigation
5.07	No Default
5.08	Ownership of Property; Liens
5.09	Environmental Compliance
5.10	Insurance
5.11	Taxes
5.12	ERISA Compliance.
5.13	Subsidiaries
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act.
5.15	Disclosure
5.16	Compliance with Laws
5.17	Intellectual Property; Licenses, Etc.

i

5.18	Rights in Collateral; Priority of Liens

ARTICLE VI AFFIRMATIVE COVENANTS

6.01	Financial Statements
6.02	Certificates; Other Information
6.03	Notices
6.04	Payment of Obligations
6.05	Preservation of Existence, Etc.
6.06	Maintenance of Properties
6.07	Maintenance of Insurance
6.08	Compliance with Laws
6.09	Books and Records
6.10	Inspection Rights
6.11	Use of Proceeds
6.12	Financial Covenants.
6.13	Additional Guarantors; Pledge of Capital Stock.
6.14	Security Interests

ARTICLE VII NEGATIVE COVENANTS

7.01	Liens
7.02	Investments
7.03	Indebtedness
7.04	Fundamental Changes
7.05	Dispositions
7.06	Restricted Payments
7.07	Change in Nature of Business
7.08	Transactions with Affiliates
7.09	Burdensome Agreements
7.10	Use of Proceeds

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default
8.02	Remedies Upon Event of Default
8.03	Application of Funds

ARTICLE IX MISCELLANEOUS

9.01	Amendments; Etc.
9.02	Notices and Other Communications; Facsimile Copies.
9.03	No Waiver; Cumulative Remedies
9.04	Attorney Costs, Expenses and Taxes
9.05	Indemnification by Borrower
9.06	Payments Set Aside
9.07	Successors and Assigns
9.08	Confidentiality
9.09	Set-off
9.10	Interest Rate Limitation
9.11	Counterparts
9.12	Integration
9.13	Survival of Representations and Warranties
9.14	Severability
9.15	Governing Law; Submission to Jurisdiction.
9.16	Waiver of Right to Trial by Jury
9.17	Mandatory Arbitration.
9.18	USA Patriot Act Notice
9.19	Time of the Essence
9.20	Oral Agreements

ii

SCHEDULES

5.06	Litigation
5.09	Environmental Matters
5.13	Subsidiaries and Other Equity Investments
5.18	Intellectual Property Matters
7.01	Existing Liens
7.03	Existing Indebtedness

EXHIBITS

Form of

A	Loan Notice
B	Note
C	Guaranty
D	Pledge Agreement
E	Compliance Certificate

iii

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of June 16, 2004, between USANA HEALTH SCIENCES, INC., a Utah corporation (“Borrower”) and BANK OF AMERICA, N.A., a national banking association (“Bank”).

Borrower has requested that Bank provide a revolving credit facility, and Bank is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE  I DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by or is under common Control with, the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” means this Credit Agreement.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Leverage Ratio set forth in Section 6.12(c) (the “Financial Covenant”) as set forth in the most recent Compliance Certificate received by Bank pursuant to Section 6.02(b):

Applicable Rate

			Eurodollar Rate +
Pricing Level	Consolidated Leverage Ratio	Commitment fee	Letters of Credit	Base Rate +
1	.75:1	0.25%	1.25%	0.00%
2	> .75:1 but < 1.0:1	0.50%	1.75%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Financial Covenant shall become effective as of the first Business Day of the month immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if no Compliance Certificate is delivered when due in accordance with such Section, then Pricing Level 2 shall apply as of the first Business Day of the month following the date such Compliance Certificate was required to have been delivered.  The Applicable Rate in effect from the Closing Date through the first Business Day of the month immediately following the date a Compliance Certificate is delivered for Borrower’s fiscal quarter ended July 2, 2004 shall be determined based upon Pricing Level 1.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended January 3, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date and (b) the date of termination of the commitment of Bank to make Loans and of the obligation of Bank to make L/C Credit Extensions pursuant to Section 8.02.

“Bank” has the meaning specified in the introductory paragraph hereto.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank as its “prime rate.”  The “prime rate” is a rate set by Bank based upon various factors including Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Account” means account number 68504810 maintained by Borrower with Bank or such other ordinary checking account maintained by Borrower with Bank designated by Borrower in a written notice to Bank from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of Washington and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditure” means, with respect to any Person, any liability incurred or expenditure made (net of any casualty insurance proceeds or condemnation awards used to replace fixed assets following a casualty event or condemnation with respect thereto) by such Person in respect of the purchase or other acquisition of any fixed or capital asset.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” has the meaning specified in Section 2.03(d).

“Change of Control” means an event or series of events by which (a) Myron W. Wentz, his spouse, members of his immediate family, and/or any of the lineal descendants of any thereof and/or (b) any trust of similar entity all of the beneficiaries of which, or a corporation, partnership or limited liability company all of the stockholders and other equity holders, limited and general partners or members of which, are (i) solely the Persons in the foregoing clause (a) and/or (ii) any entity described in this clause (b) all the beneficiaries of which, or all the stockholders and other equity holders, limited and general partners of which, are solely the Persons identified in the foregoing clause (a), ceases to own and control, directly and indirectly, at least thirty percent (30%) of Borrower’s capital ownership.

“Change of Management” means an event or series of events (including without limitation, death, disability, resignation or termination) by which Myron W. Wentz, David A. Wentz or an Approved Successor with respect to each, ceases to direct or cause the direction of the management and policies of each Loan Party.  “Approved Successor” means a natural person elected by the board of directors of the applicable Loan Party and reasonably acceptable to Bank not more than one hundred twenty (120) days after the death, disability, resignation or termination of Myron W. Wentz, David A. Wentz or an Approved Successor, as the case may be.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived by Bank.

“Code” means the Internal Revenue Code of 1986.

“Collateral” shall mean any and all assets and rights and interests in or to property of Borrower and each of the other Loan Parties, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.

“Collateral Documents” means, collectively, the Pledge Agreement and all other agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Bank in Collateral securing all or part of the Obligations each in form and substance satisfactory to Bank.

“Commitment” means the obligation of Bank to make Loans and L/C Credit Extensions hereunder in an aggregate principal amount at any one time not to exceed $10,000,000, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Consolidated EBITDA” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to the net income of Borrower and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for such period (“Net Income”) plus (a) the following to the extent deducted in calculating such Net Income: (i) the sum of (A) all interest, premium payments, debt discount, fees (including commitment fees and the amortization of upfront fees), charges and related expenses of Borrower and its Subsidiaries in connection with borrowed money (excluding capitalized interest) or in connection with the deferred purchase price of assets for such period, in each case to the extent treated as interest in accordance with GAAP and (B) the portion of rent expense of Borrower and its Subsidiaries for such period under capital leases that is treated as interest in accordance with GAAP, (ii) the provision for federal, state, local and foreign income taxes payable by Borrower and its Subsidiaries for such period, (iii) the amount of depreciation, depletion and amortization expense deducted in determining such Net Income and (iv) other expenses of Borrower and its Subsidiaries reducing such Net Income which do not represent a cash item in such period or any future period and minus (b) all non-cash items increasing Net Income for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Liabilities as of such date to (b) Consolidated Tangible Net Worth as of such date.

“Consolidated Tangible Net Worth” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from Affiliates, officers, directors, employees, shareholders, members or managers) of Borrower and its Subsidiaries determined in accordance with GAAP minus Consolidated Total Liabilities.

“Consolidated Total Liabilities” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the total liabilities of Borrower and its Subsidiaries determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following: (a) a borrowing of a Loan and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 4% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 4% per annum, in each case to the fullest extent permitted by applicable Laws.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disregarded Foreign Subsidiary” shall mean any Foreign Subsidiary the separate existence of which is disregarded for United States Federal tax purposes under Treas. Reg. Section 301.7701 3.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by Bank pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period:

(a)           the rate per annum equal to the rate determined by Bank to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not  be available, the rate per annum equal to the rate determined by Bank to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)           if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by Bank as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day applicable to Bank, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Loan that bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank on such day on such transactions as determined by Bank.

“Financial Transaction Contract” means any agreement (including all schedules thereto, confirmations of transactions thereunder, and documents, definitions, and agreements incorporated therein by reference or relating thereto) between Borrower or any Subsidiary and Bank or an Affiliate of Bank, whether or not in writing, pursuant to which Bank or an Affiliate of Bank has agreed to (i) permit daylight overdrafts to occur on accounts maintained by Borrower or any Subsidiary with Bank or an Affiliate of Bank, (ii) provide remote disbursement services for Borrower or any Subsidiary, (iii) process automated clearing house (ACH) transactions for the account of Borrower or any Subsidiary of Borrower or (iv) extend credit to Borrower or any Subsidiary, in the form of credit card accounts and merchant card accounts, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, USANA Acquisition Corporation, a Utah corporation, Wasatch Product Development, Inc., a Utah corporation, and each other Person becomes a party to the Guaranty pursuant to Section 6.13(a).

“Guaranty” means the Continuing Guaranty made by the Guarantors to and in favor of Bank, substantially in the form of Exhibit C, as from time to time amended, restated or otherwise modified.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            capital leases and Synthetic Lease Obligations; and

(g)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 9.05.

“Indemnitees” has the meaning specified in Section 9.05.

“Information” has the meaning specified in Section 9.08.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan, the first Business Day after the end of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two or three months thereafter, as selected by Borrower in its Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all unreimbursed drawings under all Letters of Credit.

“Lending Office” means the office of Bank located at the address set forth in Section 9.02, or such other office or offices as Bank may from time to time notify Borrower.

“Letter of Credit” means any letter of credit issued hereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Bank.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $500,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Commitment.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing.

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, the Note, each Collateral Document and the Guaranty.

“Loan Notice” means a notice of (a) a borrowing of a Loan, (b) a conversion of a Loan from one Type to the other, or (c) a continuation of a Eurodollar Rate Loan as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, Borrower and each Person (other than Bank) executing a Loan Document, including each Guarantor and each Person executing a Collateral Document.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries taken as a whole or the Collateral; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means any Subsidiary that during the then current fiscal year of Borrower (on a pro forma basis) or either of the two most recently ended fiscal years of Borrower, accounts or accounted for 10% or more of the consolidated revenue of Borrower.

“Maturity Date” means May 30, 2006.

“Minimum Tangible Net Worth” means, as of any date of determination, the sum of (a) Thirty-two Million Dollars ($32,000,000) plus (b) the sum of the following for Borrower and its Subsidiaries on a consolidated basis:  (i) the sum of (A) 20% of net income after income taxes (without subtracting losses) earned in each quarterly accounting period commencing January 3, 2004 through January 7, 2005 and (B) 30% of net income after taxes (without subtracting losses) earned in each quarterly accounting period commencing after January 7, 2005; (ii) the net proceeds from any equity securities issued after January 3, 2004; and (iii) any increase in stockholders’ equity resulting from the conversion of debt securities to equity securities after January 3, 2004.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” means a promissory note made by Borrower in favor of Bank evidencing Loans made by Bank, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or more than 50% of the voting Capital Stock of, or a business line or a division of, any Person; provided that:

(a)           all Persons, assets, business lines or divisions acquired shall be in the type of business permitted to be engaged in by Borrower and its Subsidiaries pursuant to Section 7.07 or such other lines of business as may be consented to by Bank;

(b)           no Default or Event of Default shall then exist or would exist after giving effect to such acquisition;

(c)           as of the closing of any acquisition, such acquisition shall have been approved by the board of directors or equivalent governing body of the Person to be acquired or from which such assets, business line or division is to be acquired;

(d)           not less than 15 Business Days prior to the consummation of any acquisition for consideration (including assumed liabilities, earnout payments and any other deferred payment) in excess of $5,000,000, Borrower shall have delivered to Bank a written description of the Person, assets, business line or division to be acquired and its operations;

(e)           Borrower shall demonstrate to the reasonable satisfaction of Bank that, after giving effect to such acquisition, Borrower will be in pro forma compliance with all of the terms and provisions of the financial covenants set forth in Section 6.12; and

(f)            if such acquisition is structured as a merger, Borrower (or if such merger is with any Subsidiary, then such Subsidiary) shall be the surviving Person after giving effect to such merger.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” means the Pledge Agreement made by Borrower to and in favor of Bank, substantially in the form of Exhibit D, as from time to time amended, restated or otherwise modified.

“Pledged Subsidiary” has the meaning specified in Section 6.13(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a borrowing, conversion or continuation of a Loan, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Subordinated Liabilities” means liabilities subordinated to the Obligations in a manner acceptable to Bank its sole discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Bank or any Affiliate Bank).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Threshold Amount” means $500,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof; (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears; (iii) the term “including” is by way of example and not limitation; and (iv) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.             (a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Bank and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Bank); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04        Rounding.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06        Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE  II THE COMMITMENT AND CREDIT EXTENSIONS.

2.01        Loans.  Subject to the terms and conditions set forth herein, Bank agrees to make loans (each such loan, a “Loan”) to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment; provided, however, that after giving effect to any borrowing, the Total Outstandings shall not exceed the Commitment.  Within the limits of the Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01.  A Loan may be a Base Rate Loan or a Eurodollar Rate Loan, as further provided herein.

2.02        Borrowings, Conversions and Continuations of Loans.

(a)           Each borrowing, each conversion of a Loan from one Type to the other, and each continuation of a Eurodollar Rate Loan shall be made upon Borrower’s irrevocable notice to Bank, which may be given by telephone.  Each such notice must be received by Bank not later than 1:00 p.m., Seattle time, (i) three Business Days prior to the requested date of any borrowing of, conversion to or continuation of a Eurodollar Rate Loan or of any conversion of a Eurodollar Rate Loan to a Base Rate Loan, and (ii) on the requested date of any borrowing of a Base Rate Loan.  Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 9.02(d), any such telephonic notice may be given by an individual who has been authorized in writing to do so by a Responsible Officer of Borrower.  Each such telephonic notice must be confirmed promptly by delivery to Bank of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower.  Each borrowing of, conversion to or continuation of a Eurodollar Rate Loan shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof.  Except as provided in Section 2.03(c), each borrowing of or conversion to a Base Rate Loan shall be in a principal amount of $50,000 or a whole multiple of $10,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a borrowing, a conversion of a Loan from one Type to the other, or a continuation of a Eurodollar Rate Loan, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Loan to be borrowed, converted or continued, (iv) the Type of Loan to be borrowed or to which an existing Loan is to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loan shall be made as, or converted to, a Base Rate Loan.  Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loan.  If Borrower requests a borrowing of, conversion to, or continuation of a Eurodollar Rate Loan in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if a borrowing is the initial Credit Extension, Section 4.01), Bank shall make the proceeds of each Loan available to Borrower either by (i) crediting the Borrower Account with the amount of such proceeds or (ii) wire transfer of such proceeds, in each case in accordance with instructions provided to (and reasonably acceptable to) Bank by Borrower; provided, however, that if on the date of the Loan Notice with respect to such borrowing is given, there are drawings under Letters of Credit that have not been reimbursed by Borrower, then the proceeds of such borrowing shall be applied, first, to the payment in full of any such unreimbursed drawings, and second, to Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loan may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of Bank, and Bank may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans and Borrower agrees to pay all amounts due under Section 3.05 in accordance with the terms thereof due to any such conversion.

(d)           Bank shall promptly notify Borrower of the interest rate applicable to any Interest Period for a Eurodollar Rate Loan upon determination of such interest rate.  The determination of the Eurodollar Rate by Bank shall be conclusive in the absence of manifest error.  At any time that a Base Rate Loan is outstanding, Bank shall notify Borrower of any change in Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect.

2.03        Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, Bank agrees (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Borrower or certain Subsidiaries, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (B) to honor drafts under the Letters of Credit; provided that Bank shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, if as of the date of such L/C Credit Extension, (y) the Total Outstandings would exceed the Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           Bank shall be under no obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Bank from issuing such Letter of Credit, or any Law applicable to Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Bank shall prohibit, or request that Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which Bank in good faith deems material to it;

(B)           the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal;

(C)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date; or

(D)          the issuance of such Letter of Credit would violate one or more policies of Bank.

(iii)          Bank shall be under no obligation to amend any Letter of Credit if (A) Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)           Procedures for Issuance and Amendment of Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to Bank in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower.  Such Letter of Credit Application must be received by Bank not later than 1:00 p.m., Seattle time, at least two Business Days (or such later date and time as Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.

(ii)           Upon Bank’s determination that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, Bank shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with Bank’s usual and customary business practices.

(iii)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, Bank will also deliver to Borrower a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, Bank shall notify Borrower thereof.  Not later than 1:00 p.m., Seattle time, on the date of any payment by Bank under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse Bank in an amount equal to the amount of such drawing.  If Borrower fails to so reimburse Bank, Borrower shall be deemed to have requested a borrowing of a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the amount of such unreimbursed drawing, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).

(ii)           If Borrower fails to reimburse Bank for any drawing under any Letter of Credit (whether by means of a borrowing or otherwise), such unreimbursed amount shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

(d)           Cash Collateral.  Upon the request of Bank, (i) if Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has not been reimbursed on the applicable Honor Date, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the applicable Honor Date or the Letter of Credit Expiration Date, as the case may be).  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to Bank, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Bank.  Derivatives of such term have corresponding meanings.  Borrower hereby grants to Bank a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash collateral shall be maintained in blocked deposit accounts at Bank.

(e)           Letter of Credit Fees.  Borrower shall pay to Bank (i) a Letter of Credit fee for each commercial Letter of Credit equal to one-half of 1% per annum times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit), and (ii) a Letter of Credit fee for each standby Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  Such letter of credit fees shall be computed on a quarterly basis in arrears.  Such letter of credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(f)            Documentary and Processing Charges Payable to Bank.  Borrower shall pay to Bank the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of Bank relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(g)           Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04        Prepayments.

(a)           Borrower may, upon notice to Bank, at any time or from time to time voluntarily prepay any Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by Bank not later than 1:00 p.m., Seattle time, (A) three Business Days prior to any date of prepayment of a Eurodollar Rate Loan, and (B) on the date of prepayment of a Base Rate Loan; (ii) any prepayment of a Eurodollar Rate Loan shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof; and (iii) any prepayment of a Base Rate Loan shall be in a principal amount of $50,000 or a whole multiple of $10,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify (i) the date and amount of such prepayment and (ii) the Type(s) of Loans to be prepaid.  If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(b)           If for any reason the Total Outstandings at any time exceed the Commitment then in effect, Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Commitment then in effect.

2.05        Repayment of Loans.  Borrower shall repay to Bank on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.06        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Furthermore, while any Event of Default exists (or after acceleration), Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07        Fees.  In addition to certain fees described in subsections (e) and (f) of Section 2.03, Borrower shall pay to Bank a commitment fee equal to the Applicable Rate times the actual daily amount by which the Commitment exceeds the Total Outstandings.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

2.08        Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.

2.09        Evidence of Debt.  The Credit Extensions made by Bank shall be evidenced by one or more accounts or records maintained by Bank in the ordinary course of business.  The accounts or records maintained by Bank shall be conclusive absent manifest error of the amount of the Credit Extensions made by Bank to Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.  Borrower shall execute and deliver to Bank a Note, which shall evidence the Loans, in addition to such accounts or records.  Bank may attach schedules to the Note and endorse thereon the date, Type, amount and maturity of each Loan and payments with respect thereto.

2.10        Payments Generally.

(a)           (i) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Bank in Dollars and in immediately available funds not later than 3:00 p.m., Seattle time, on the date specified herein.  All payments received by Bank after 3:00 p.m., Seattle time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(ii) On each date when the payment of any principal, interest or fees are due hereunder or under the Note, Borrower agrees to maintain on deposit in the Borrower Account an amount sufficient to pay such principal, interest or fees in full on such date.  Borrower hereby authorizes Bank (A) to deduct automatically all principal, interest or fees when due hereunder or under the Note from the Borrower Account, and (B) if and to the extent any payment of principal, interest or fees under this Agreement or the Note is not made when due to deduct any such amount from any or all of the accounts of Borrower maintained at Bank.  Bank agrees to provide written notice to Borrower of any automatic deduction made pursuant to this Section 2.10(a)(ii) showing in reasonable detail the amounts of such deduction.

(b)           If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)           Nothing herein shall be deemed to obligate Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner.

ARTICLE  III TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Any and all payments by Borrower to or for the account of Bank under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Bank is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Bank, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, Borrower shall furnish to Bank the original or a certified copy of a receipt evidencing payment thereof.

(b)           In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)           If Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Bank, Borrower shall also pay to Bank, at the time interest is paid, such additional amount that Bank specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that Bank would have received if such Taxes or Other Taxes had not been imposed.

(d)           Borrower agrees to indemnify Bank for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Bank, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this subsection (d) shall be made within 30 days after the date Bank makes a demand therefor.

3.02        Illegality.  If Bank determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Bank or its Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by Bank to Borrower, any obligation of Bank to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until Bank notifies Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, Borrower shall, upon demand from Bank, prepay or, if applicable, convert all Eurodollar Rate Loans to Base Rate Loans, either on the last day of the Interest Period therefor, if Bank may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if Bank may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Eurodollar Rates.  If Bank determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to Bank of funding such Loan, Bank will promptly so notify Borrower.  Thereafter, the obligation of Bank to make or maintain Eurodollar Rate Loans shall be suspended until Bank revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of, conversion to or continuation of a Eurodollar Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

3.04        Increased Cost and Reduced Return; Capital Adequacy.

(a)           If Bank determines that as a result of the introduction of or any change in or in the interpretation of any Law, or Bank’s compliance therewith, there shall be any increase in the cost to Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing Letters of Credit, or a reduction in the amount received or receivable by Bank in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which Bank is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the Eurodollar Rate), then from time to time upon demand of Bank, Borrower shall pay to Bank such additional amounts as will compensate Bank for such increased cost or reduction.

(b)           If Bank determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by Bank (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of Bank or any corporation controlling Bank as a consequence of Bank’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and Bank’s desired return on capital), then from time to time upon demand of Bank, Borrower shall pay to Bank such additional amounts as will compensate Bank for such reduction.

3.05        Funding Losses.  Upon demand of Bank from time to time, Borrower shall promptly compensate Bank for and hold Bank harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by Borrower (for a reason other than the failure of Bank to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  Borrower shall also pay any customary administrative fees charged by Bank in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to Bank under this Section 3.05, Bank shall be deemed to have funded each Eurodollar Rate Loan at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Requests for Compensation.  A certificate of Bank claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, Bank may use any reasonable averaging and attribution methods.

3.07        Survival.  All of Borrower’s obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.

ARTICLE  IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions of Initial Credit Extension.  The obligation of Bank to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           Bank’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Bank and its legal counsel:

(i)            executed counterparts of this Agreement, sufficient in number for distribution to Bank and Borrower;

(ii)           a Note executed by Borrower in favor of Bank;

(iii)          executed counterparts of the Guaranty, sufficient in number for distribution to Bank and Borrower;

(iv)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Bank may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v)           such documents and certifications as Bank may reasonably require to evidence that each Loan Party is duly organized or formed and that Borrower and each Guarantor is, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi)          a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)         a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably be expected to have a Material Adverse Effect;

(viii)        evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and

(ix)           such other assurances, certificates, documents, consents, evidence of perfection of all Liens securing the Obligations or opinions as Bank reasonably may require.

(b)           Bank’s receipt of the Collateral Documents, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Bank and its legal counsel, together with:

(i)            acknowledgment copies of all Uniform Commercial Code financing statements filed to perfect the security interests of Bank, or other evidence satisfactory to Bank that there has been filed all financing statements, registrations and other recordings necessary and advisable to perfect the Liens of Bank in accordance with applicable law;

(ii)           all certificates and instruments representing the Collateral (including the Capital Stock of each first tier Material Subsidiary of the types and in the percentages described in Section 6.13(b) based on the organizational chart referred to in subsection (c) below), stock transfer powers executed in blank with signatures guaranteed as Bank may specify and, if relevant, a completed Federal Reserve Form U-1 for Bank;

(iii)          evidence that all other actions necessary or, in the opinion of Bank, desirable to perfect and protect the first priority security interest created by the Collateral Documents and to enhance the ability of Bank to preserve and protect its interests in the Collateral have been taken.

(c)           Bank’s receipt of the following information:

(i)            a financial projection for Borrower and its Subsidiaries, prepared on a quarterly basis, for the fiscal year ending January 1, 2005 setting forth the projected revenues, expenses, assets, liabilities and equity and the underlying assumptions therefore, all in reasonable detail and certified by a Responsible Officer of Borrower as having been prepared and furnished to Bank in good faith and based on estimates and assumptions that were believed by the management of Borrower to be reasonable in light of the then current and foreseeable business conditions of Borrower and its Subsidiaries; and

(ii)           an organizational chart for Borrower and its Subsidiaries as of January 3, 2004, setting forth the identity, ownership, location, revenues, assets and equity of each Person legally or beneficially owned, directly, or indirectly through one or more intermediaries, by Borrower, certified by a Responsible Officer of Borrower as being true and correct in all material respects.

(d)           Any fees required to be paid on or before the Closing Date shall have been paid.

(e)           Borrower shall have paid all Attorney Costs of Bank to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Bank).

(f)            The Closing Date shall have occurred on or before July 15, 2004.

4.02        Conditions to all Credit Extensions.  The obligation of Bank to make any Credit Extension is subject to the following conditions precedent:

(a)           The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)           No Default shall exist, or would result from such proposed Credit Extension.

(c)           Bank shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           Bank shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Bank reasonably may require.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of a Loan to the other Type or a continuation of a Eurodollar Rate Loan) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE  V REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Bank that:

5.01        Existence, Qualification and Power; Compliance with Laws.  Each Loan Party (a) is a corporation or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clauses (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by equitable principles relating to enforceability.

5.05        Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           The unaudited consolidated balance sheet of Borrower and its Subsidiaries dated April 3, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date and for the portion of Borrower’s fiscal year then ended (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, subject in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.  Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06        Litigation.  Except as specifically disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07        No Default.  Neither Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08        Ownership of Property; Liens.  Each of Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09        Environmental Compliance.  Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10        Insurance.  The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, after giving effect to any self-insurance compatible with the following standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.

5.11        Taxes.  Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  To the best knowledge of Borrower, there is no proposed tax assessment against Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12        ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13        Subsidiaries.  As of the Closing Date, Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.

5.14        Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)           Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of Borrower, any Person Controlling Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15        Disclosure.  Borrower has disclosed to Bank all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Bank in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16        Compliance with Laws.  Borrower, each Subsidiary and each other Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17        Intellectual Property; Licenses, Etc.  Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the best knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary infringes upon any rights held by any other Person.  Except as specifically disclosed in Schedule 5.18, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18        Rights in Collateral; Priority of Liens.  Borrower and each other Loan Party own the property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens in favor of third parties.  Upon the proper filing of UCC financing statements, and the taking of the other actions required by Bank, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable first, prior and perfected Liens on the Collateral in favor of Bank.

ARTICLE  VI AFFIRMATIVE COVENANTS

So long as the Commitment shall be in effect, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01        Financial Statements.  Deliver to Bank, in form and detail satisfactory to Bank:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Bank, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(f), Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02        Certificates; Other Information.  Deliver to Bank, in form and detail satisfactory to Bank:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements;

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

(c)           promptly after any request by Bank, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

(d)           as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower (commencing with the fiscal year ended January 1, 2005), a financial projection for Borrower and its Subsidiaries, prepared on a quarterly basis, for the next succeeding fiscal year setting forth the projected revenues, expenses, assets, liabilities and equity and the underlying assumptions therefore, all in reasonable detail and certified by a Responsible Officer of Borrower as having been prepared and furnished to Bank in good faith and based on estimates and assumptions that were believed by the management of Borrower to be reasonable in light of the then current and foreseeable business conditions of Borrower and its Subsidiaries;

(e)           as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower (commencing with the fiscal year ended January 1, 2005), an organizational chart for Borrower and its Subsidiaries as of such fiscal year end, setting forth the identity, ownership, location, revenues, assets and equity of each Person legally or beneficially owned, directly, or indirectly through one or more intermediaries, by Borrower, certified by a Responsible Officer of Borrower as being true and correct in all material respects.

(f)            promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Bank pursuant hereto; and

(g)           promptly, such additional information regarding the business, financial or corporate affairs of Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as Bank may from time to time reasonably request.

6.03        Notices.  Promptly notify Bank:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any Subsidiary and any Governmental Authority; (iii) any material loss of, damage to or destruction of the Collateral or any part thereof, or (iv) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           of the occurrence of any ERISA Event; and

(d)           of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05        Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07        Maintenance of Insurance.  In addition to insurance requirements set forth in the Collateral Documents, maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to Bank of termination, lapse or cancellation of such insurance.  All casualty insurance maintained by Borrower in respect of the Collateral shall name Bank as loss payee and all liability insurance shall name Bank as additional insured.  Upon request of Bank, furnish Bank, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of Borrower (and, if requested by Bank, any insurance broker of Borrower) setting forth the nature and extent of all insurance maintained by Borrower and its Subsidiaries in accordance with this Section 6.07 or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).

6.08        Compliance with Laws.  Comply in all material respects with the requirements of all Laws, and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be.  Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as Bank shall reasonably require.

6.10        Inspection Rights.  Permit representatives and independent contractors of Bank to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when a Default exists Bank (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

6.11        Use of Proceeds.  Use the proceeds of the Credit Extensions to fund Permitted Acquisitions and for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12        Financial Covenants.

(a)           Consolidated EBITDA.  Maintain on a consolidated basis, for each fiscal quarter of Borrower, Consolidated EBITDA equal to or greater than Five Million Dollars ($5,000,000).

(b)           Consolidated Tangible Net Worth.  Maintain on a consolidated basis, as of the end of each fiscal quarter of Borrower, Consolidated Tangible Net Worth equal to or greater than the Minimum Tangible Net Worth.

(c)           Consolidated Leverage Ratio.  Maintain a Consolidated Leverage Ratio, as of the end of each fiscal quarter of Borrower, equal to or less than 1.0 to 1.0.

6.13        Additional Guarantors; Pledge of Capital Stock.

(a)           Additional Guarantors.  Promptly (and in any event within 30 days) following the date an organizational chart is delivered pursuant to Section 6.02(e), cause each Material Subsidiary that is a Domestic Subsidiary and is not then a Guarantor to (a) become a Guarantor by executing and delivering to Bank a counterpart of the Guaranty or such other document as Bank shall deem appropriate for such purpose and (b) deliver to Bank documents of the types referred to in clauses (iv) and (v) of Section 4.01(a), all in form, content and scope reasonably satisfactory to Bank.

(b)           Pledge of Capital Stock.  Promptly (and in any event within 30 days) following the date an organizational chart is delivered pursuant to Section 6.02(e), (i) grant a Lien in favor of Bank on (A) 100% of the Capital Stock of each first tier Material Subsidiary that is a Domestic Subsidiary, (B) 100% of the Capital Stock of each first tier Material Subsidiary that is a Disregarded Foreign Subsidiary whose Capital Stock is not owned in any part by a Foreign Subsidiary (other than a Disregarded Foreign Subsidiary), (C) 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of each first tier (after ignoring all Disregarded Foreign Subsidiaries which may be a direct or indirect stockholder) Material Subsidiary that is a Foreign Subsidiary, or (D) the remaining Capital Stock of any first tier Material Subsidiary that was a Foreign Subsidiary (other than a Disregarded Foreign Subsidiary) but that later became a Disregarded Foreign Subsidiary, in each case to the extent Bank does not already have a Lien on such Capital Stock pursuant to the Pledge Agreement, to secure the Obligations by executing and delivering to Bank a supplement to the Pledge Agreement or such other document as Bank shall deem appropriate for such purpose and (ii) deliver to Bank all certificates and instruments representing the Capital Stock described in clause (i) together with stock transfer powers executed in blank with signatures guaranteed as Bank may specify and, if relevant, a completed Federal Reserve Form U-1 for Bank and (iii) take such action as may be necessary or otherwise requested by Bank to ensure that the Lien described in clause (i) is a perfected Lien of first priority.

6.14        Security Interests.  Defend, and to cause each other Loan Party to, defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein.  Borrower shall, and shall cause each other Loan Party, to do whatever Bank may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents.

ARTICLE VII NEGATIVE COVENANTS

So long as the Commitment shall be in effect, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01        Liens.  Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if (i) adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, and (ii) in the case of a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such taxes;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if (i) adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and (ii) in the case of a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Liens;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments; and

(i)            Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

7.02        Investments.  Make any Investments, except:

(a)           Investments held by Borrower or such Subsidiary in the form of cash equivalents, short-term marketable debt securities or investment grade marketable equity securities;

(b)           advances to officers, directors and employees of Borrower and Subsidiaries in an aggregate amount not to exceed $250,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)           Investments of Borrower in any wholly-owned Subsidiary that, prior to making such Investment, was a Guarantor and Investments of any Guarantor in Borrower or in another Guarantor;

(d)           Permitted Acquisitions made by Borrower or any Subsidiary not exceeding $10,000,000 in aggregate consideration (including assumed liabilities, earnout payments and any other deferred payment) in any fiscal year of Borrower;

(e)           Investments of Borrower in any Subsidiary that is not a Guarantor or a Pledged Subsidiary and Investments of any Guarantor in any Subsidiary that is not a Guarantor not exceeding $1,000,000 in the aggregate in any fiscal year of Borrower;

(f)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g)           Guarantees permitted by Section 7.03; and

(h)           other Investments made in the ordinary course of business not exceeding $500,000 in the aggregate in any fiscal year of Borrower.

7.03        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; provided, further, that if such Indebtedness constitutes Subordinated Liabilities, such Indebtedness is refinanced on subordination terms at least as favorable to Bank and no more restrictive on Borrower than the Subordinated Liabilities being refinanced, and in an amount not less than the amount outstanding at the time of refinancing;

(c)           obligations (contingent or otherwise) of any Subsidiary existing or arising under bank guaranties issued by Bank in an aggregate principal amount not to exceed $2,000,000 at any time outstanding.

(d)           Guarantees of Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of Borrower or any other Guarantor;

(e)           obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f)            Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $500,000; and

(g)           unsecured Indebtedness in an aggregate principal amount not to exceed $500,000 at any time outstanding.

7.04        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into, another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)           any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, and, provided further that if a Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person; and

(b)           any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must also be a wholly-owned Subsidiary, and, provided further that if the transferor of such assets is a Guarantor, the transferee thereof must either be Borrower or a Guarantor.

7.05        Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by any Subsidiary to Borrower or to a wholly-owned Subsidiary, provided that if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor;

(e)           Dispositions permitted by Section 7.04;

(f)            non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice for terms not exceeding five years; and

(g)           Dispositions by Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (g) in any fiscal year shall not exceed $500,000;

provided, however, that any Disposition pursuant to clauses (a) through (g) shall be for fair market value.

7.06        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)           each Subsidiary may make Restricted Payments to Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to Borrower and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b)           Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c)           Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests; and

(d)           Borrower may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash; provided that immediately after giving effect to such proposed action, no Default would exist.

7.07        Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries.

7.09        Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to Borrower or any Guarantor or to otherwise transfer property to Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of Borrower or (iii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05, 6.10, 6.11 or 6.12 or Article VII; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days or any default or event of default occurs under any other Loan Document; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Change of Control.  There occurs any Change of Control or Change of Management; or

(k)           Material Adverse Effect.  There occurs any event or circumstance that has a Material Adverse Effect; or

(l)            Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document, or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or, subject to Section 7.01, is not, valid, perfected and prior to all other Liens or is terminated, revoked or declared void.

8.02        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, Bank may take any or all of the following actions:

(a)           declare the Commitment to be terminated, whereupon the Commitment shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c)           require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the Commitment shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Bank.

8.03        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received (a) on account of the Obligations, (b) on account of any debt, liability, obligation, covenant or duty of Borrower or any Subsidiary owing to Bank or any Affiliate of Bank arising under any Swap Contract or Financial Transaction Contract (collectively, the “Contract Obligations”) and/or (c) in respect of the Collateral, shall be applied by Bank to the Obligations and the Contract Obligations in such order as it elects in its sole discretion.

ARTICLE IX MISCELLANEOUS

9.01        Amendments; Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Bank and Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02        Notices and Other Communications; Facsimile Copies.

(a)           General .  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered, to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, specified for such Person below or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.

Bank:	Bank of America, N.A.
WA1-501-35-01
800 Fifth Avenue, Floor 35
Seattle, WA 98104
Attention: Mark N. Crawford
Telephone: (206) 358-8945
Facsimile: (206) 585-8638
Electronic Mail: mark.n.crawford@bankofamerica.com

Borrower:	USANA Health Sciences, Inc
3838 West Parkway Boulevard
Salt Lake City, Utah 84120
Attention: Gilbert A. Fuller
Telephone: (801) 954-7951
Facsimile: (801) 956-9486
Electronic Mail: gil.fuller@us.usana.com

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to Bank pursuant to Article II shall not be effective until actually received by Bank.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and Bank.  Bank may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)           Limited Use of Electronic Mail.  Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)           Reliance by Bank.  Bank shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify Bank its Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.  All telephonic notices to and other communications with Bank may be recorded by Bank, and Borrower hereby consents to such recording.

9.03        No Waiver; Cumulative Remedies.  No failure by Bank to exercise, and no delay by Bank in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.04        Attorney Costs, Expenses and Taxes.  Borrower agrees (a) to pay or reimburse Bank for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse Bank for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Bank and the cost of independent public accountants and other outside experts retained by Bank.  All amounts due under this Section 9.04 shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the termination of the Commitment and repayment, satisfaction or discharge of all other Obligations.

9.05        Indemnification by Borrower.  Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless Bank, its Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Commitment, any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  All amounts due under this Section 9.05 shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

9.06        Payments Set Aside.  To the extent that any payment by or on behalf of Borrower is made to Bank, or Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

9.07        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Bank.  Without limiting the foregoing, Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Note) to secure obligations of Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person any legal or equitable right, remedy or claim under or by reason of this Agreement.

9.08        Confidentiality.  Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Bank on a nonconfidential basis from a source other than Borrower.  For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to Bank on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding anything herein to the contrary, “Information” shall not include, and Borrower, the other Loan Parties, Bank and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their Affiliates) may disclose to any and all Persons, without limitation of any kind (a) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (b) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above.

9.09        Set-off.  In addition to any rights and remedies of Bank provided by law, upon the occurrence and during the continuance of any Event of Default, Bank is authorized at any time and from time to time, without prior notice to Borrower or any other Loan Party, any such notice being waived by Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, Bank to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to Bank hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not Bank shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness.  Bank agrees promptly to notify Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

9.10        Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by Bank exceeds the Maximum Rate, Bank may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.11        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.12        Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of Bank in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

9.13        Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by Bank, regardless of any investigation made by Bank or on its behalf and notwithstanding that Bank may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

9.14        Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.15        Governing Law; Submission to Jurisdiction.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WASHINGTON APPLICABLE TO AGREEMENTS MADE AND

TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF WASHINGTON SITTING IN SEATTLE, KING COUNTY, WASHINGTON OR OF THE UNITED STATES FOR THE WESTERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER AND BANK EACH CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  BORROWER AND BANK EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  BORROWER AND BANK EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

9.16        Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT, SUBJECT TO SECTION 9.17, ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.17        Mandatory Arbitration.

(a)           This Section concerns the resolution of any controversies or claims between Borrower and Bank, whether arising in contract, tort or by statute, that arise out of or relate to this Agreement and the other Loan Documents (collectively a “Claim”).  At the request of Borrower or Bank, any Claim shall be resolved by arbitration in accordance with the Federal Arbitration Act (Title 9, United States Code) (the “Arbitration Act”).  The Arbitration Act will apply even though this Agreement provides that it is governed by the Laws of the state of Washington.  Nothing contained in this Section 9.17 shall override any contrary provision contained in any Swap Contract.

(b)           Arbitration proceedings will be determined in accordance with the Arbitration Act, the rules and procedures for the arbitration of financial services disputes of JAMS/ENDISPUTE, LLC, a Delaware limited liability company or any successor thereof (“JAMS”), and the terms of this Section 9.17.  In the event of any inconsistency, the terms of this Section 9.17 shall control.  The arbitration shall be administered by JAMS and conducted in Seattle, Washington.  All Claims shall be determined by one arbitrator; provided, however, that if Claims exceed $5,000,000, upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement and the award of the arbitrator(s) shall be issued within 30 days of the close of the hearing; provided, however, that the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.  The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.  For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s).  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(c)           This Section 9.17 does not limit the right of Borrower or Bank to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights; or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.  The filing of a court action is not intended to constitute a waiver of the right of Borrower or Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

9.18        USA Patriot Act Notice.  Bank hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.

9.19        Time of the Essence.  Time is of the essence of the Loan Documents.

9.20        Oral Agreements.  ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

USANA HEALTH SCIENCES, INC.

By:	/s/ Gilbert A. Fuller
Name:	Gilbert A. Fuller
Title:	Sr. Vice Pres. and CFO

BANK OF AMERICA, N.A.

By:	/s/ Mark N. Crawford
Name:	Mark N. Crawford
Title:	Senior Vice President

SCHEDULE 5.06

LITIGATION

Creagri Inc., a California corporation (“Creagri”), has initiated a lawsuit claiming that Borrower’s use of Borrower’s “Olivol” trademark has infringed upon Creagri’s use of “Olivenol” which is the name of a stand-alone olive by-product supplement.  Borrower was granted a trademark for “Olivol” and the stylized trademark for “Olivol” by the United States Patent and Trademark office.

At this time Borrower believes that there is no merit to this case, that we shall prevail in this matter and that it does not pose any Material Adverse Effect.

SCHEDULE 5.09

ENVIRONMENTAL MATTERS

On November 19, 1997 a traffic accident occurred in the intersection of Parkway Blvd and Bangeter Highway.  As a result of the accident a Tractor-Trailer came to rest on the lawn in front of our building.  The Tractor-Trailer diesel tank was leaking.

Borrower estimates that 5 to 10 gallons of diesel fuel spilled on the lawn.  Borrower hired Glover Nursery to remove the contaminated grass and soil.  Glover Nursery removed and replaced approximately 4,000 cubic feet of topsoil.

Borrower believes that it took all of the reasonable necessary to remove the diesel fuel spilled on its property.

SCHEDULE 5.13

SUBSIDIARIES
AND OTHER EQUITY INVESTMENTS

Part (a).          Subsidiaries.

Name of Owner	Name of Subsidiary	Jurisdiction of Formation	Percentage
USANA Health Sciences, Inc.	USANA Canada Holding, Inc	Delaware	100%

USANA Health Sciences, Inc.	USANA Health Sciences New Zealand, Inc.	Delaware	100%

USANA Health Sciences, Inc.	USANA Australia Pty Ltd	New South Wales	100%

USANA Health Sciences, Inc.	USANA Hong Kong Limited	Hong Kong	99.9%

USANA Health Sciences, Inc.	USANA Health Sciences Singapore Pte. Ltd.	Singapore	100%

USANA Health Sciences, Inc.	USANA Health Sciences Korea	Korea	100%

USANA Health Sciences, Inc.	USANA México, S.A. de C.V.	Mexico	99.8%

USANA Health Sciences, Inc.	FMG Productions, Inc.	Utah	100%

USANA Health Sciences, Inc.	USANA Japan, Inc.	Japan	100%

USANA Health Sciences, Inc.	International Holdings, Inc.	Delaware	100%

USANA Health Sciences, Inc.	USANA Acquisition Corp.	Utah	100%

USANA Canada Holding, Inc	USANA Canada Company	Nova Scotia	100%

USANA Health Sciences New Zealand, Inc.	USANA Health Sciences (NZ) Corporation	New Zealand	100%

International Holdings, Inc.	Mercadotecnia Nutricional S de R.L. de C.v.	Mexico	99.9%

USANA Acquisition Corp.	Wasatch Product Development, Inc.	Utah	100%

Part (b).          Other Equity Investments.

Name of Owner	Name of Investment	Jurisdiction of Formation	Percentage

SCHEDULE 5.18

INTELLECTUAL PROPERTY MATTERS

Creagri Inc., a California corporation (“Creagri”), has initiated a lawsuit claiming that Borrower’s use of Borrower’s “Olivol” trademark has infringed upon Creagri’s use of “Olivenol” which is the name of a stand-alone olive by-product supplement.  Borrower was granted a trademark for “Olivol” and the stylized trademark for “Olivol” by the United States Patent and Trademark office.

At this time Borrower believes that there is no merit to this case, that Borrower shall prevail in this matter and that it does not pose any Material Adverse Effect.

SCHEDULE 7.01

EXISTING LIENS

Secured Party	UCC Filing Number	Expiration Date	Amount	Collateral
Revco	34991200134	01/08/2006		Sharp Copier, Sharp Paper Desk Sharp Cassette Module, Sharp Large Tray, Sharp Finisher

EMC Corporation	49748200137	06/20/2006		Computer Disk arrays

De Lage Landen Financial Services, Inc	211691200330	03/11/2008		Symmetrix 8530-73 (12) 8030-181M1 (1) and other various Computer Disk arrays

Henriksen/Butler Design Group	243341200434	4/26/2009	$17,977	Office Furniture

SCHEDULE 7.03

EXISTING INDEBTEDNESS

None.

EXHIBIT A

FORM OF LOAN NOTICE

Date:                          ,

To:          Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 16, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), between USANA Health Sciences, Inc., a Utah corporation (“Borrower”), and Bank of America, N.A., a national banking association.

The undersigned hereby requests (select one):

•              A Borrowing of Loans        •              A conversion or continuation of Loans

1.             On                                                                          (a Business Day).

2.             In the amount of $                                           .

3.             Comprised of                                        .

[Type of Loan requested]

4.             For a Eurodollar Rate Loan:  with an Interest Period of               months.

[The borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Credit Agreement.]

USANA HEALTH SCIENCES, INC.

By:	/s/ Gilbert A. Fuller
Name:	Gilbert A. Fuller
Title:	Sr. Vice Pres. and CFO

EXHIBIT B

NOTE

$10,000,000            June 16, 2004

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to the order of BANK OF AMERICA, N.A. (the “Bank”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of Ten Million Dollars ($10,000,000), or such lesser principal amount of Loans (as defined in such Credit Agreement) due and payable by Borrower to Bank on the Maturity Date under that certain Credit Agreement, dated as of June 16, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), between Borrower and Bank.

Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as are specified in the Credit Agreement.  All payments of principal and interest shall be made to Bank in Dollars in immediately available funds at Bank’s Lending Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is the Note referred to in the Credit Agreement, is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein.  This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Loans made by Bank shall be evidenced by one or more loan accounts or records maintained by Bank in the ordinary course of business.  Bank may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON.

USANA HEALTH SCIENCES, INC.

By:	/s/ Gilbert A. Fuller
Name:	Gilbert A. Fuller
Title:	Sr. Vice Pres. and CFO

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

CONTINUING GUARANTY

This CONTINUING GUARANTY (“Guaranty”) is entered into as of June 16, 2004, by USANA ACQUISITION CORP., a Utah corporation (“USANA Acquisition”), WASATCH PRODUCT DEVELOPMENT, INC., a Utah corporation (“Wasatch”), USANA HEALTH SCIENCES NEW ZEALAND, INC., a Delaware corporation (“USANA New Zealand”), USANA CANADA HOLDING, INC., a Delaware corporation (“USANA Canada”), FMG PRODUCTIONS, INC., a Utah corporation (“FMG”), INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Holdings” and together with USANA Acquisition, Wasatch, USANA New Zealand, USANA Canada, FMG and any additional guarantors becoming a party hereto as provided in Section 18 hereof and their respective successors, collectively, the “Guarantors” and individually, a “Guarantor”), in favor of BANK OF AMERICA, N.A., a national banking association (together with its successors and assigns, “Bank”), and any Affiliate of Bank a party to a Swap Contract (as defined in the Credit Agreement referred to below).

RECITALS

A.            USANA Health Sciences, Inc., a Utah corporation (“Borrower”) is a party to that certain Credit Agreement dated as of June 16, 2004 by and between Borrower and Bank (as amended, restated, modified, renewed, supplemented or extended from time to time, the “Credit Agreement”).

B.            It is a condition precedent to Bank’s obligation to make its initial Credit Extension under the Credit Agreement that the Guarantors enter into this Guaranty.

C.            Each Guarantor, as a direct or indirect wholly-owned Subsidiary of Borrower, will derive substantial and direct benefits (which benefits are hereby acknowledged by each Guarantor) from the Loans and the Letters of Credit and other benefits to be provided to Borrower under the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and in order to induce Bank to make Credit Extensions under the Credit Agreement, each Guarantor hereby agrees as follows:

1.             Definitions; Interpretation.  All capitalized terms used in this Guaranty and not otherwise defined herein have the meanings specified in the Credit Agreement.  The rules of construction and interpretation specified in Sections 1.02 and 1.05 of the Credit Agreement also apply to this Guaranty and are incorporated herein by this reference.

2.             Guaranty.  Each Guarantor hereby irrevocably, absolutely and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the full and punctual payment or performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, and at all times thereafter, all of the following debts, liabilities and obligations (collectively, the “Guaranteed Obligations”): (a) all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower owing to Bank arising under the Credit Agreement and each other Loan Document or otherwise with respect to any Loan or Letter of Credit; (b) all debts, liabilities, obligations, covenants and duties of, Borrower or any of its Subsidiaries owing to Bank or any Affiliate of Bank and arising under any Swap Contract made or entered into at any time, or in effect at any time, whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between Bank or any Affiliate of Bank and Borrower or any Subsidiary of Borrower, including liabilities and obligations arising in connection with or as a result of early termination of any such Swap Contract; and (c) any and all fees, costs or out-of-pocket expenses (including Attorney Costs) incurred by Bank in enforcing any rights under this Guaranty and the other Loan Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  The Bank’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations in the absence of manifest error.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty.

3.             Limitation of Liability.  Notwithstanding anything in this Guaranty to the contrary, the obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.

4.             No Setoff or Deductions; Taxes.  Each Guarantor represents and warrants that it is incorporated and resident in the United States of America.  All payments by each Guarantor hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, including for any and all present and future taxes.  If one or more Guarantors must make a payment under this Guaranty (each, a “Paying Guarantor”), each such Paying Guarantor represents and warrants that it will make the payment from one of its U.S. resident offices to Bank so that no withholding tax is imposed on the payment.  If notwithstanding the foregoing, a Paying Guarantor makes a payment under this Guaranty to which withholding tax applies, or any taxes (other than taxes on net income (a) imposed by the country or any subdivision of the country in which Bank’s Lending Office is located and (b) measured by the United States taxable income Bank would have received if all payments under or in respect of this Guaranty were exempt from taxes levied by such Paying Guarantor’s country) are at any time imposed on any payments under or in respect of this Guaranty including payments made pursuant to this Section 4, such Paying Guarantor shall pay all such taxes to the relevant authority in accordance with applicable Law such that Bank receives the sum it would have received had no such deduction or withholding been made and shall also pay to Bank, on demand, all additional amounts which Bank specifies as necessary to preserve the after-tax yield Bank would have received if such taxes had not been imposed.  Each Paying Guarantor that makes a payment under this Guaranty to which withholding tax applies or to which any taxes are imposed on such payment, such Paying Guarantor shall promptly provide Bank with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.

5.             No Termination.  This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of Bank (including the Commitment) or facilities provided by Bank with respect to the Guaranteed Obligations are terminated.  At Bank’s option, all payments under this Guaranty shall be made to an office of Bank located in the United States and in U.S. Dollars.

6.             Waiver of Notices.  Each Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof.  Each Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which such Guarantor might otherwise be entitled.

7.             Subrogation.  No Guarantor shall exercise any right of subrogation, contribution or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of the Bank (including the Commitment) or facilities provided by Bank with respect to the Guaranteed Obligations are terminated.  If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Bank and shall forthwith be paid to Bank to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

2

8.             Waiver of Suretyship Defenses.  Each Guarantor agrees that Bank may, at any time and from time to time, and without notice to any Guarantor, make any agreement with Borrower or with any other Person liable on any of the Guaranteed Obligations or providing collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations or any collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of collateral, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of any Guarantor under this Guaranty.  Each Guarantor waives any defense arising by reason of any disability or other defense of Borrower or any other guarantor (including any Guarantor), or the cessation from any cause whatsoever of the liability of Borrower, or any claim that such Guarantor’s obligations exceed or are more burdensome than those of Borrower and waives the benefit of any statute of limitations affecting the liability of such Guarantor hereunder.  Each Guarantor waives any right to enforce any remedy which Bank now has or may hereafter have against Borrower and waives any benefit of and any right to participate in any security now or hereafter held by Bank.  Further, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

9.             Exhaustion of Other Remedies Not Required.  The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations.  Each Guarantor waives diligence by Bank and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including any provisions of Law requiring Bank to exhaust any right or remedy or to take any action against Borrower, any other guarantor (including any Guarantor) or any other Person or property before enforcing this Guaranty against such Guarantor.

10.          Reinstatement.  Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower, any guarantor (including any Guarantor) or any other Person, or otherwise, as if such payment had not been made and whether or not Bank is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

11.          Subordination.  Each Guarantor hereby subordinates the payment of all obligations and indebtedness of Borrower owing to such Guarantor, whether now existing or hereafter arising, including any obligation of Borrower to such Guarantor as subrogee of Bank or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full of all Guaranteed Obligations.  If Bank so requests, any such obligation or indebtedness of Borrower to such Guarantor shall be enforced and performance received by such Guarantor as trustee for Bank and the proceeds thereof shall be paid over to Bank on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

12.          Information.  Each Guarantor agrees to furnish promptly to Bank any and all financial or other information regarding such Guarantor or its property as Bank may reasonably request in writing.

13.          Stay of Acceleration.  In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy or reorganization of Borrower or any other Person, or otherwise, all such amounts shall nonetheless be payable by Guarantors immediately upon demand by Bank.

14.          Expenses.  Each Guarantor shall pay on demand any and all fees, costs or out-of-pocket expenses (including Attorney Costs) incurred by Bank in enforcing or protecting any of Bank’s rights under this Guaranty, including any incurred in the preservation, protection or enforcement of any rights of Bank in any case commenced by or against any Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute.  The obligations of each Guarantor under the preceding sentence shall survive termination of this Guaranty.

3

15.          Counterparts.  This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.          Integration.  This Guaranty, together with the other Loan Documents to which any Guarantor is a party, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  Each Guarantor acknowledges that this Guaranty and the other Loan Documents may contain covenants and other terms and provisions variously stated regarding the same or similar matters, and agrees that all such covenants, terms and provisions are cumulative and all shall be performed and satisfied in accordance with their respective terms.  The are no unwritten oral agreements between any Guarantor and Bank or any of them.

17.          Amendments.  No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by Bank and each Guarantor.

18.          Additional Guarantors.  Pursuant to Section 6.13(a) of the Credit Agreement, each Material Subsidiary that is a Domestic Subsidiary that was not in existence or was not a Guarantor on the date of the Credit Agreement is required to enter into this Guaranty as a Guarantor upon becoming a Material Subsidiary.  Upon the execution and delivery by such Domestic Subsidiary of an instrument in the form of Annex 1 hereto and acceptance thereof by Bank, such Domestic Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein.  The execution and delivery of any such instrument shall not require the consent of any other Guarantor hereunder.  The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

19.          Notices.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered, to the address or facsimile number specified for such Person below or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.

Bank:	Bank of America, N.A.
WA1-501-35-01
800 Fifth Avenue, Floor 35
Seattle, WA 98104
Attention: Mark N. Crawford
Facsimile: (206) 585-8638

Guarantors:	c/o USANA Health Sciences, Inc
3838 West Parkway Boulevard
Salt Lake City, Utah 84120
Attention: Gilbert A. Fuller
Facsimile: (801) 956-9486

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (a) actual receipt by the relevant party hereto and (b) (i) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (ii) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; and (iii) if delivered by facsimile, when sent and receipt has been confirmed by telephone.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

20.          No Waiver; Enforceability.  No failure by Bank to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity.  The unenforceability or invalidity of any provision of this Guaranty

4

shall not affect the enforceability or validity of any other provision herein.  The obligations hereunder shall not be affected, limited or impaired by any acts of any legislative body or governmental authority affecting Borrower, including any restrictions on or regarding the conversion of currency or repatriation or control of funds or any total or partial expropriation of Borrower’s property, or by any economic, political, regulatory or other events in the countries where Borrower is located.

21.          Assignment.  This Guaranty shall (a) bind each Guarantor and their respective successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of Bank (and any attempted assignment without such consent shall be void) and (b) inure to the benefit of Bank and any Affiliate of Bank a party to a Swap Contract and their respective successors and assigns and Bank and any Affiliate of Bank a party to a Swap Contract may, without notice to any Guarantor and without affecting any Guarantor’s obligations hereunder, assign or sell participations in the Guaranteed Obligations and this Guaranty, in whole or in part.  Each Guarantor agrees that Bank and any Affiliate of Bank a party to a Swap Contract may disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Obligations any and all information in Bank’s possession concerning any Guarantor, this Guaranty and any security for this Guaranty.

22.          Governing Law; Submission to Jurisdiction.

(a)           THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WASHINGTON APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF WASHINGTON SITTING IN SEATTLE, KING COUNTY, WASHINGTON OR OF THE UNITED STATES FOR THE WESTERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  EACH GUARANTOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

23.          Waiver of Right to Trial by Jury.  EACH GUARANTOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY GUARANTOR AND BANK OR ANY OF THEM WITH RESPECT TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH GUARANTOR HEREBY AGREES AND CONSENTS THAT, SUBJECT TO SECTION 24, ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS GUARANTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

5

24.          Mandatory Arbitration.

(a)           This Section concerns the resolution of any controversies or claims between any Guarantor and Bank or any of them, whether arising in contract, tort or by statute, that arise out of or relate to this Guaranty and the other Loan Documents (collectively a “Claim”).  At the request of any Guarantor or Bank, any Claim shall be resolved by arbitration in accordance with the Federal Arbitration Act (Title 9, United States Code) (the “Arbitration Act”).  The Arbitration Act will apply even though this Guaranty provides that it is governed by the Laws of the state of Washington.  Nothing contained in this Section 24 shall override any contrary provision contained in any Swap Contract.

(b)           Arbitration proceedings will be determined in accordance with the Arbitration Act, the rules and procedures for the arbitration of financial services disputes of JAMS/ENDISPUTE, LLC, a Delaware limited liability company or any successor thereof (“JAMS”), and the terms of this Section 24.  In the event of any inconsistency, the terms of this Section 24 shall control.  The arbitration shall be administered by JAMS and conducted in Seattle, Washington.  All Claims shall be determined by one arbitrator; provided, however, that if Claims exceed $5,000,000, upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement and the award of the arbitrator(s) shall be issued within 30 days of the close of the hearing; provided, however, that the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.  The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.  For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s).  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Guaranty.

(c)           This Section 24 does not limit the right of any Guarantor or Bank to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights; or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.  The filing of a court action is not intended to constitute a waiver of the right of any Guarantor or Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

25.          Condition of the Borrower.  Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower such information concerning the financial condition, business and operations of Borrower as such Guarantor requires, and that Bank has no duty, and such Guarantor is not relying on Bank at any time, to disclose to Guarantor any information relating to the business, operations or financial condition of Borrower.

26.          Setoff.  If and to the extent any payment is not made when due hereunder, Bank may setoff and charge from time to time any amount so due against any or all of any Guarantor’s accounts or deposits with Bank.

27.          Other Guarantees.  Unless otherwise agreed by Bank and the applicable Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by such Guarantor for the benefit of Bank or any term or provision thereof.

28.          Representations and Warranties.  Each Guarantor represents and warrants that (a) such Guarantor is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes such Guarantor’s legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty

6

does not and will not violate the provisions of any applicable Laws, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which such Guarantor a party or by which it or any of its property may be bound or affected; (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any Governmental Authority required under applicable Laws for the making and performance of this Guaranty have been obtained or made and are in full force and effect; (e) by virtue of such Guarantor’s relationship with Borrower, the execution, delivery and performance of this Guaranty is for the direct benefit of such Guarantor and it has received adequate consideration for this Guaranty; and (f) the financial information, that has been delivered to Bank by or on behalf of such Guarantor, is complete and correct in all respects and accurately presents the financial condition and the operational results of such Guarantor and since the date of the most recent financial statements delivered to Bank, there has been no material adverse change in the financial condition or operational results of such Guarantor.

29.          Oral Agreements.  ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, each Guarantor has executed this Guaranty by its duly authorized officer as of the day and year first above written.

USANA ACQUISITION CORP.

By:	/s/ Gilbert A. Fuller
Name:	Gilbert A. Fuller
Title:	Treasurer

WASATCH PRODUCT DEVELOPMENT, INC.

By:	/s/ Gilbert A. Fuller
Name:	Gilbert A. Fuller
Title:	Treasurer

USANA HEALTH SCIENCES NEW ZEALAND, INC.

By:	/s/ Gilbert A. Fuller
Name:	Gilbert A. Fuller
Title:	Treasurer

7

USANA CANADA HOLDING, INC.

By:	/s/ Gilbert A. Fuller
Name:	Gilbert A. Fuller
Title:	Secretary

FMG PRODUCTIONS, INC.

By:	/s/ Gilbert A. Fuller
Name:	Gilbert A. Fuller
Title:	V.P. and Treasurer

INTERNATIONAL HOLDINGS, INC.

By:	/s/ Mitchell Walkington
Name:	Mitchell Walkington
Title:	Secretary and Treasurer

8

ANNEX 1

SUPPLEMENT

SUPPLEMENT NO.           dated as of                             , to the Continuing Guaranty dated as of June 16, 2004 (the “Guaranty”) made by USANA ACQUISITION CORP., a Utah corporation (“USANA Acquisition”), WASATCH PRODUCT DEVELOPMENT, INC., a Utah corporation (“Wasatch”), USANA HEALTH SCIENCES NEW ZEALAND, INC., a Delaware corporation (“USANA New Zealand”), USANA CANADA HOLDING, INC., a Delaware corporation (“USANA Canada”), FMG PRODUCTIONS, INC., a Utah corporation (“FMG”), INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Holdings” and together with USANA Acquisition, Wasatch, USANA New Zealand, USANA Canada, FMG and any additional guarantors becoming a party thereto as provided in Section 18 thereof and their respective successors, collectively, the “Guarantors” and individually, a “Guarantor”), in favor of BANK OF AMERICA, N.A., a national banking association (together with its successors and assigns, “Bank”), and any Affiliate of Bank a party to a Swap Contract (as defined in the Credit Agreement referred to below).

RECITALS

A.            USANA Health Sciences, Inc., a Utah corporation (“Borrower”) is a party to that certain Credit Agreement dated as of June 16, 2004 by and between Borrower and Bank (as amended, restated, modified, renewed, supplemented or extended from time to time, the “Credit Agreement”).

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty.

C.            Guarantors have entered into the Guaranty in order to induce Bank to make Credit Extensions under the Credit Agreement, and pursuant to Section 6.13(a) of the Credit Agreement, each Material Subsidiary that is a Domestic Subsidiary that was not in existence or was not a Guarantor on the date of the Credit Agreement is required to enter into the Guaranty as a Guarantor upon becoming a Material Subsidiary.

D.            The undersigned Subsidiary (“New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in consideration for Bank to make Credit Extensions under the Credit Agreement.

Accordingly, New Guarantor agrees as follows:

1.             In accordance with Section 18 of the Guaranty, New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof.  Each reference to a “Guarantor” in the Guaranty shall be deemed to include New Guarantor.  The Guaranty is hereby incorporated herein by reference.

2.             New Guarantor represents and warrants to Bank that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

3.             This Supplement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Supplement shall become effective when Bank shall have received counterparts of this Supplement that, when taken together, bear the signatures of New Guarantor and Bank.  Delivery of an executed signature page to this Supplement by facsimile transmission shall, subject to applicable Law, be as effective as delivery of a manually-signed original thereof.

4.             Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

5.             THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WASHINGTON APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

6.             The unenforceability or invalidity of any provision of this Supplement shall not affect the enforceability or validity of any other provision herein.

7.             All communications and notices hereunder shall be in writing and given as provided in Section 19 of the Guaranty.  All communications and notices hereunder to New Guarantor shall be given to it at the address set forth under its signature below.

8.             New Guarantor agrees to reimburse Bank for its out-of-pocket expenses (including Attorney Costs) incurred in connection with this Supplement.

9.             ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, New Guarantor has executed this Supplement by its duly authorized officer as of the day and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:

2

EXHIBIT D

PLEDGE AGREEMENT

This PLEDGE AGREEMENT (“Agreement”) is entered into as of June 16, 2004, by USANA HEALTH SCIENCES, INC., a Utah corporation (together with its successors, “Pledgor”) in favor of BANK OF AMERICA, N.A., a national banking association (together with its successors and assigns, “Pledgee”).

RECITALS

A.            Pledgor is a party to that certain Credit Agreement dated as of June 16, 2004 by and between Pledgor and Pledgee (as amended, restated, modified, renewed, supplemented or extended from time to time, the “Credit Agreement”).

B.            It is a condition precedent to Pledgee’s obligation to make its initial Credit Extension under the Credit Agreement that Pledgor enter into this Agreement and grant to Pledgee the security interests hereinafter provided to secure the obligations of Pledgor described below.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained, and for other good and valuable consideration receipt of which is hereby acknowledged, Pledgor hereby agrees as follows:

1.             Definitions; Interpretation.

(a)           Terms Defined in Credit Agreement.  All capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b)           Certain Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Credit Agreement” has the meaning set forth in the preamble hereto.

“Default Rate” has the meaning specified in Section 9.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Pledged Collateral” has the meaning specified in Section 2.

“Pledged Capital Stock” means all of the Capital Stock referred to in Sections 2(a) and (b).

“Pledged Domestic Subsidiary” has the meaning specified in Section 2(a).

“Pledged Foreign Subsidiary” has the meaning specified in Section 2(a).

“Pledged Subsidiary” means any Pledged Domestic Subsidiary or any Pledged Foreign Subsidiary.

“Secured Obligations” means, collectively (i) all advances to, and debts, liabilities, obligations, covenants and duties of Pledgor arising under the Credit Agreement and each other Loan Document, including with respect to any Loan or Letter of Credit; (ii) all debts, liabilities, obligations, covenants and duties of Pledgor owing to Pledgee or any Affiliate of Pledgee and arising under any Swap Contract, including liabilities and obligations arising in connection with or as a result of early termination of any such Swap Contract; (iii) all debts, liabilities, obligations, covenants and duties of Pledgor or any of its Subsidiaries owing to Pledgee or any Affiliate of Pledgee and arising under any Financial Transaction Contract; and (iv) all debts, liabilities, obligations, covenants and duties of Pledgor arising under this Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” has the meaning specified in Section 11(d).

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Washington; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Washington, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

(c)           Terms Defined in UCC.  Terms used in this Agreement that are defined in the UCC have the meanings given to them in the UCC.

(d)           Interpretation.  The rules of construction and interpretation specified in Sections 1.02 and 1.05 of the Credit Agreement also apply to this Agreement and are incorporated herein by this reference.

2.             Pledge.  As security for the payment or performance, as the case may be, in full of the Secured Obligations, Pledgor hereby pledges, assigns, transfers, hypothecates and sets over to Pledgee, its successors and assigns, and grants to Pledgee, its successors and assigns, a security interest in all of Pledgor’s right, title and interest in, to and under the following, whether now existing or owned or hereafter acquired or arising (collectively, the “Pledged Collateral”):

(a)           Pledged Capital Stock.  (i) All of the Capital Stock of each Domestic Subsidiary forth in Part (a) of Schedule 1 hereto (each, a “Pledged Domestic Subsidiary”) owned by Pledgor and (ii) all of the Capital Stock of each Foreign Subsidiary forth in Part (b) of Schedule 1 hereto (each, a “Pledged Foreign Subsidiary”) owned by Pledgor; provided that such Capital Stock shall not include more than 65% of all of the voting Capital Stock (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) of any Foreign Subsidiary;

(b)           Additional Capital Stock.  (i) All of the Capital Stock of any Pledged Domestic Subsidiary and, subject to the percentage restrictions described in subsection (a) above, all of the Capital Stock of any Pledged Foreign Subsidiary hereafter acquired, received or owned by Pledgor (whether in connection with any recapitalization, reclassification or reorganization of the capital of a Pledged Subsidiary or otherwise); and (ii) subject to the percentage restrictions described in subsection (a) above, all of the Capital Stock hereafter acquired, received or owned by Pledgor of any Person who, after the date hereof, becomes, as a result of any occurrence, a Pledged Subsidiary;

(c)           Additional Interests, Etc.  (i) All certificates, instruments or other writings representing or evidencing the Pledged Capital Stock; (ii) all warrants, options and other rights entitling Pledgor to acquire

2

any interest in any Pledged Capital Stock, subject to the percentage restrictions described in subsection (a) above; and (iii) all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of the Pledged Capital Stock; and

(d)           Proceeds.  All cash and non cash Proceeds of the foregoing, however and whenever acquired and in whatever form.

3.             Delivery of the Pledged Collateral; Continuing Security Interest.  Pledgor hereby agrees that:

(a)           Delivery of Certificates.  Pledgor shall deliver to Pledgee (i) simultaneously with or prior to the execution and delivery of this Agreement, all certificates, instruments or other writings representing or evidencing Pledged Capital Stock and (ii) promptly upon the receipt thereof by or on behalf of Pledgor, all other certificates, instruments or other writings representing or evidencing Pledged Capital Stock together with a duly executed instrument in the form of Annex 1 hereto (a “Supplement”) identifying such additional Pledged Capital Stock; provided that the failure to deliver any such Supplement shall not affect the validity of such pledge of such Pledged Capital Stock.  Prior to delivery to Pledgee, all such certificates and instruments constituting Pledged Collateral shall be held in trust by Pledgor for the benefit of Pledgee pursuant hereto.  All such certificates shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment satisfactory to Pledgee.  Pledgor hereby authorizes Pledgee to attach each Supplement to this Agreement and agrees that all Capital Stock listed thereon shall for all purposes hereunder constitute Pledged Collateral.

(b)           Additional Pledged Collateral.  Subject to the percentage restrictions described in Section 2(a) above, if Pledgor shall receive by virtue of its being or having been the owner of any Pledged Collateral, any (i) certificate, including any certificate representing a dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares or membership or equity interests, stock splits, spin-off or split-off, promissory notes or other instrument; (ii) warrant, option or other right, whether as an addition to, substitution for, or an exchange for, any Pledged Collateral or otherwise; (iii) dividends payable in securities; or (iv) distributions of securities or other equity interests in connection with a partial or total liquidation, dissolution or reduction of capital, capital surplus or paid in surplus, then Pledgor shall forthwith deliver all of the foregoing to Pledgee to hold as Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of Pledgee, be segregated from the other property or funds of Pledgor, and be forthwith delivered to Pledgee as Pledged Collateral in the same form as so received, together with duly executed instruments of transfer or assignment satisfactory to Pledgee, as further collateral security for the Secured Obligations.

(c)           Financing Statements.  Pledgor hereby irrevocably authorizes Pledgee at any time and from time to time to file in any relevant jurisdiction any initial financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment in order to perfect and protect the security interest of Pledgee in the Pledged Collateral.

(d)           Continuing Security Interest.  Pledgor acknowledges and agrees that the security interest of Pledgee in the Pledged Collateral constitutes continuing collateral security for all of the Secured Obligations.

4.             Representations and Warranties.  In addition to the representations and warranties of Pledgor set forth in the Credit Agreement, which are incorporated herein by this reference, Pledgor represents and warrants to Pledgee that:

(a)           Ownership and Authority.  Pledgor is the sole legal and beneficial owner of the Pledged Collateral and has the right, power and authority to pledge, assign, transfer, hypothecate and set over to

3

Pledgee and grant to Pledgee a security interest in such Pledged Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement.

(b)           Authorization of Pledged Capital Stock.  All of the Pledged Capital Stock is duly authorized and validly issued, is fully paid and nonassessable and is not subject to the preemptive first-refusal or other similar rights of any Person.  All Capital Stock hereafter constituting Pledged Collateral will be duly authorized and validly issued, fully paid and nonassessable and not subject to the preemptive first-refusal or other similar rights of any Person.

(c)           Validity of Security Interest.  This Agreement creates a valid security interest in favor of Pledgee, its successors and assigns, in all of the Pledged Collateral.  Upon the taking possession by Pledgee of the certificates (if any) representing the Pledged Capital Stock and all other certificates and instruments constituting Pledged Collateral, Pledgee will have a first priority perfected security interest in all certificated Pledged Capital Stock and such certificates and instruments.  Upon the filing of UCC financing statements in the appropriate filing office in the jurisdiction of the incorporation or organization of Pledgor, Pledgee shall have a first priority perfected security interest in all uncertificated Pledged Capital Stock consisting of partnership or limited liability company interests that do not constitute a “security” pursuant to Section 8-103(c) of the UCC.  Except as set forth in this subsection (c), no action is necessary to perfect or otherwise protect such security interest.

(d)           Absence of Liens and Claims.  Except for the security interest of Pledgee created hereby, the Pledged Collateral is free and clear of any Liens.  There exists no “adverse claim” within the meaning of Section 8-102 of the UCC with respect to any of the Pledged Capital Stock.

(e)           No Transfer Restrictions.  Except for restrictions imposed by the Loan Documents, the Pledged Collateral is free of contractual restrictions that might prohibit, impair, delay or otherwise affect the pledge of any Pledged Collateral hereunder or the sale or disposition thereof pursuant hereto.

(f)            No Other Capital Stock.  Except as set forth in Schedule 1 hereto, Pledgor owns no Capital Stock of any Pledged Subsidiary.  The Pledged Capital Stock represents that percentage as set forth on Schedule 1 hereto of all of the Capital Stock of each Pledged Subsidiary and sets forth all Capital Stock required to be pledged under this Agreement.

(g)           Delivery of Capital Stock.  Pledgor has delivered or otherwise caused the transfer to Pledgee, pursuant to Sections 3(a) or (b), as applicable, of all certificates, instruments or other writings representing, evidencing or constituting Pledged Collateral.  The Pledged Collateral is not and shall not be represented or evidenced by any certificates, instruments or other writings other than those delivered hereunder.

(h)           Margin Regulations.  The pledge of the Pledged Capital Stock pursuant to this Agreement does not violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  None of the Pledged Capital Stock constitutes “margin stock” within the meaning of such term under Regulation U.

(i)            Partnership and Limited Liability Company Interests.  Except as previously disclosed in writing to Pledgee, none of the Pledged Capital Stock consisting of partnership or limited liability company interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the UCC, (iii) is an investment company security, (iv) is held in a securities account or (v) constitutes a security or a financial asset.

(j)            Consents.  No consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including any stockholder, member or creditor of Pledgor), is required (i) for the pledge made by Pledgor or for the granting of the security interest by Pledgor pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Pledgor or (ii) or the exercise by Pledgee of the rights and remedies provided for in this Agreement, except as may be required by Laws affecting the offering and sale of securities.

4

The foregoing representations and warranties shall survive the execution and delivery of this Agreement and shall be deemed restated automatically at each such time as any additional Pledged Collateral is delivered hereunder to Pledgee.

5.             Covenants.  In addition to the covenants of Pledgor set forth in the Credit Agreement, which are incorporated herein by this reference, so long as the Commitment or any Swap Contract between any Loan Party and Pledgee or any Affiliate of Pledgee shall be in effect or any Secured Obligation shall remain unpaid or unsatisfied, Pledgor shall:

(a)           Defense of Pledged Collateral.  At its own cost and expense, take any and all actions necessary to defend title to the Pledged Collateral against all Persons and to defend the security interest of Pledgee in the Pledged Collateral and the priority thereof against any Lien.

(b)           Disposition of Pledged Collateral.  Not make or permit to be made any sale, transfer or other disposition of any of the Pledged Collateral or grant any option, warrant or other right or interest with respect to, any of the Pledged Collateral.

(c)           Change of Name, Identity or Structure.  Promptly notify Pledgee in writing of any change:  (i) in its corporate or organization name; (ii) in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to the Pledged Collateral; (iii) in its identity, type of organization, corporate structure or jurisdiction of incorporation or organization; or (iv) in its Federal Taxpayer Identification Number or other identification number given by its jurisdiction of incorporation or organization, and not to effect or permit any change referred to in clauses (i) through (iv) unless all filings have been made under the UCC or otherwise that are required in order for Pledgee to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Pledged Collateral.

(d)           No Liens.  Not make or permit to be made an assignment, pledge or hypothecation of any of the Pledged Collateral or create or permit to exist any Lien upon or with respect to any of the Pledged Collateral other than the security interest of Pledgee created hereby.

(e)           Shareholder Agreements.  Not enter into any shareholder agreement, voting agreement, voting trust, irrevocable proxies or any other similar agreement or instrument with respect to any Pledged Collateral.

(f)            Additional Capital Stock.  Immediately upon its acquisition, receipt or ownership, directly or indirectly, of any Pledged Capital Stock hereafter, pledge such Capital Stock pursuant to Section 3(b) and deliver or otherwise cause the transfer of all certificates, instruments or other writings representing, or evidencing such Pledged Capital Stock to Pledgee pursuant to Sections 3(a) or (b), as applicable.

(g)           Compliance with Securities Laws.  File all reports and other information now or hereafter required to be filed by Pledgor with the SEC and any other state, federal or foreign agency in connection with Pledgor’s ownership of the Pledged Collateral.

(h)           Partnership and Limited Liability Company Interests.  Not take any action or permit any action to be taken that would cause any membership interest in a limited liability company or partnership interest constituting Pledged Collateral to become a “security” as defined in Article 8 of the UCC, unless such membership interest or partnership interest has been certificated and pledged to Pledgee pursuant to this Agreement.

6.             Further Assurances.  Pledgor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as Pledgee may from time to time request to better assure, preserve, protect and perfect the Lien of Pledgee in the Pledged Collateral and the rights and remedies of Pledgee hereunder, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the security interest hereunder and the filing of any financing statements or other documents in

5

connection herewith or therewith.  Without limiting the generality of the foregoing, Pledgor further agrees that it shall, concurrently with the execution of this Agreement and at any time and from time to time thereafter (a) procure, execute and deliver to Pledgee all stock powers, endorsements, financing statements, assignments and other instruments of transfer requested by Pledgee and (b) deliver to Pledgee immediately upon receipt the originals of all Pledged Capital Stock and all certificates, instruments or other writings representing, evidencing or constituting Pledged Collateral.  Pledgor hereby authorizes Pledgee, with prompt notice thereof to Pledgor, to supplement this Agreement by supplementing Schedule 1 hereto or adding additional schedules hereto to specifically identify any certificate, instrument or other writing that may represent or evidence Pledged Capital Stock; provided, however, that Pledgor shall have the right, exercisable within ten days after it has been notified by Pledgee of the specific identification of such Pledged Capital Stock, to advise Pledgee in writing of any inaccuracy of the representations and warranties made by Pledgor hereunder with respect to such Pledged Capital Stock.  Pledgor agrees that it will use its reasonable best efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Pledged Capital Stock within 30 days after the date it has been notified by Pledgee of the specific identification of such Pledged Capital Stock.

7.             Registration in Nominee Name; Denominations.  Pledgee shall have the right (in its sole and absolute discretion) to hold the Pledged Capital Stock in its own name as pledgee, the name of its nominee (as pledgee or as sub agent) or the name of Pledgor, endorsed or assigned in blank or in favor of Pledgee.  Pledgor will promptly give to Pledgee copies of any material notices or other communications received by it with respect to Pledged Capital Stock registered in the name of Pledgor.  Pledgee shall at all times have the right to exchange the certificates representing Pledged Capital Stock for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

8.             Voting Rights; Dividends.

(a)           Prior to the Occurrence of a Default.  So long as no Default or Event of Default shall exist or result therefrom (and, in the case of subparagraph (i) below, so long as written notice has not been given by Pledgee to Pledgor):

(i)            Voting Rights.  Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Capital Stock or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, however, that Pledgor shall not exercise or shall refrain from exercising any such right if, in the judgment of Pledgee, such action would have a material adverse effect on the value of the Pledged Collateral or any part thereof or the interest of Pledgee therein, and, provided, further, that Pledgor shall give Pledgee at least five Business Days’ prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right.

(ii)           Dividends.  Pledgor shall be entitled to receive and retain any and all dividends or distributions paid in respect of the Pledged Capital Stock, in compliance with the terms of the Credit Agreement, except the following: (A) dividends paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Capital Stock; (B) dividends and other distributions paid or payable in cash in respect of any Pledged Capital Stock in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus; and (C) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Pledged Capital Stock; all of which shall be forthwith delivered to Pledgee to hold as, Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of Pledgee, be segregated from the other property or funds of Pledgor, and be forthwith paid over or otherwise delivered to Pledgee as Pledged Collateral in the same form as so received, together with duly executed instruments of transfer or assignment satisfactory to Pledgee, as further collateral security for the Secured Obligations.

6

(iii)          Proxies, Etc.  Pledgee shall execute and deliver (or cause to be executed and delivered) to Pledgor all such proxies and other instruments as Pledgor may request for the purpose of enabling Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to subparagraph (i) above and to receive the dividends or distributions which it is authorized to receive and retain pursuant to subparagraph (ii) above.

(b)           Upon the Occurrence of a Default.  Upon the occurrence and during the continuance of a Default or an Event of Default:

(i)            Voting Rights.  All rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 8(a)(i) above shall cease upon written notice thereof from Pledgee, and all such rights shall thereupon become vested in Pledgee who shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii)           Dividends.  All rights of Pledgor to receive the dividends or distributions which it would otherwise be authorized to receive and retain pursuant to Section 8(a)(ii) above shall cease, and all such rights shall thereupon become vested in Pledgee who shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends.  All dividends or distributions which are received by Pledgor contrary to the provisions of this subparagraph (ii) shall be received in trust for the benefit of Pledgee, shall be segregated from other funds of Pledgor and shall be forthwith paid over or otherwise delivered to Pledgee as Pledged Collateral in the same form as so received, together with duly executed instruments of transfer or assignment satisfactory to Pledgee, as further collateral security for the Secured Obligations.

(iii)          Proxies, Etc.  In order to permit Pledgee to exercise the voting and other rights which it may be entitled to exercise pursuant to subparagraph (i) above, and to receive all dividends and distributions which it may be entitled to receive under subparagraph (ii) above, Pledgor shall, if necessary, upon written notice of Pledgee, from time to time execute and deliver to Pledgee appropriate proxies, dividend payment orders and other instruments as Pledgee may request.

9.             Appointment of Pledgee.  So long as the Commitment or any Swap Contract between Pledgor and Pledgee or any Affiliate of Pledgee shall be in effect or any Secured Obligation shall remain unpaid or unsatisfied, Pledgor does hereby designate and appoint Pledgee its true and lawful attorney coupled with an interest and with power irrevocable, upon the occurrence and during the continuation of any Event of Default, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that Pledgee may deem necessary or advisable to accomplish the purposes hereof, including all of the following: (i) receive, endorse and collect all instruments made payable to Pledgor representing any dividend, interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same; (ii) perfect or continue perfected, maintain the priority of or provide notice of Pledgee’s security interest in the Pledged Collateral; (iii) exercise dominion and control over, and refuse to permit further withdrawals from any securities account constituting part of the Pledged Collateral; (iv) execute any and all endorsements, assignments or other documents and instruments necessary to sell, lease, assign, convey or otherwise transfer title in or dispose of the Pledged Collateral; and (v) execute any and all such other documents and instruments, and do any and all acts and things for and on behalf of Pledgor, which Pledgee may deem necessary or advisable to maintain, protect, realize upon and preserve the Pledged Collateral and Pledgee’s security interest therein and to accomplish the purposes of this Agreement.  The acceptance of this appointment by Pledgee shall not obligate it to perform any duty, covenant or obligation required to be performed by the Pledgor under or by virtue of the Pledged Collateral or to take any action in connection therewith.  All expenses incurred by Pledgee in connection with exercising any of its rights under this Section shall bear interest at a per annum rate equal to the Base Rate (changing as the Base Rate changes) plus 4% per annum (the “Default Rate”) from the date incurred until repaid by Pledgor; provided, however, that interest shall not accrue at a rate in excess of the maximum rate permitted by applicable Law.  All amounts described in this Section shall be repayable by Pledgor on demand and Pledgor’s obligation to make such

7

repayment shall constitute an additional Secured Obligation.  The amount and nature of any expense by Pledgee hereunder and the time when paid shall be fully established by the certificate of Pledgee or any of Pledgee’s officers, employees, counsel, agents or attorneys-in-fact.

10.          Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default:”

(a)           an Event of Default as defined in the Credit Agreement shall have occurred and be continuing;

(b)           any representation or warranty made or deemed made by Pledgor under or in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c)           Pledgor shall fail to perform or observe any other covenant, obligation or term of this Agreement and such failure shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which written notice thereof shall have been given to Pledgor by Pledgee or (ii) the date upon which a Responsible Officer of Pledgor knew or reasonably should have known of such failure.

11.          Remedies.

(a)           General Remedies.  If an Event of Default shall occur, Pledgee shall have, in addition to all other rights and remedies granted to it in this Agreement, the Credit Agreement, the other Loan Documents and the Environmental Agreement, all rights and remedies of a secured party under the UCC and other applicable Laws.  Without limiting the generality of the foregoing, Pledgor agrees that Pledgee may:

(i)            require Pledgor to assemble all or any part of the Pledged Collateral and make it available to Pledgee at any place and time designated by Pledgee;

(ii)           exercise dominion and control over, and refuse to permit further withdrawals (whether of money, securities, instruments, investment property or other property) from any securities account constituting part of the Pledged Collateral; and

(iii)          subject to the requirements of Laws affecting the offering and sale of securities, sell, resell, assign, transfer or otherwise dispose of any or all of the Pledged Collateral at public or private sale or at any broker’s board or on any securities exchange, by one or more contracts, in one or more parcels, at the same or different times, for cash or credit, or for future delivery without assumption of any credit risk, all as Pledgee deems advisable.

(b)           Sale of Pledged Collateral.  Each purchaser at any sale pursuant to this Agreement shall hold the property sold absolutely, free from any claim or right on the part of Pledgor, and Pledgor hereby waives, to the fullest extent permitted by applicable Laws, all rights of redemption, stay and appraisal which Pledgor now has or may at any time in the future have under any applicable Law now existing or hereafter enacted.  Neither Pledgee’s compliance with the UCC or any other applicable Law, in the conduct of any sale made pursuant to this Agreement, nor its disclaimer of any warranties relating to the Pledged Collateral, shall be considered to adversely affect the commercial reasonableness of such sale.  Pledgee shall give Pledgor 10 days’ written notice (which Pledgor agrees is reasonable notice within the meaning of Section 9-612 of the UCC) of Pledgee’s intention to make any sale of Pledged Collateral.  Pledgee shall not be obligated to make any sale of any Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Pledged Collateral shall have been given.  Pledgee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  To the fullest extent permitted by applicable Laws, Pledgee may bid for or purchase the Pledged Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to

8

Pledgee from Pledgor as a credit against the purchase price and Pledgee may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to Pledgor therefor.  Pledgor agrees to pay any deficiency remaining after collection or realization by Pledgee on the Pledged Collateral.

(c)           Waiver of Rights to Purchase.  Pledgor, for itself and its successors and assigns, does hereby irrevocably waive and release all preemptive, first-refusal and other similar rights of Pledgor to purchase any or all of the Pledged Capital Stock upon any sale thereof by Pledgee under this Agreement, whether such right to purchase arises under any of the Pledged Subsidiary’s Organization Documents, by agreement, by operation of law or otherwise.

(d)           Exempt Sales Transactions.  Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as from time to time amended (the “Securities Act”) and applicable state securities laws, Pledgee may be compelled, with respect to any sale of all or any part of the Pledged Capital Stock, to limit purchasers to those who will agree, among other things, to acquire such securities for their own account, for investment, and not with a view to the distribution or resale thereof.  Pledgor acknowledges and agrees that any such sale may result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions and notwithstanding such circumstances, agrees that any such sale shall be deemed to have been made in a commercially reasonable manner.  Pledgee shall be under no obligation to delay the sale of any of the Pledged Capital Stock for the period of time necessary to permit Pledgor to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if Pledgor would agree to do so.  If Pledgee determines to exercise its right to sell any or all of the Pledged Capital Stock, upon written request, Pledgor shall and shall cause each of the Pledged Subsidiaries to, from time to time, furnish to Pledgee all such information as Pledgee may request in order to determine the number of shares and other instruments included in the Pledged Capital Stock which may be sold by Pledgee as exempt transactions under the Securities Act and rules of the SEC thereunder, as the same are from time to time in effect.

(e)           Retention of Pledged Collateral.  Pledgee may, after providing the notices required by Section 9-620(a) of the UCC or otherwise complying with any requirement of applicable Law, accept or retain the Pledged Collateral or any part thereof in satisfaction of the Secured Obligations.  Unless and until Pledgee shall have provided such notices, however, Pledgee shall not be deemed to have retained any Pledged Collateral in satisfaction of any Secured Obligations for any reason.

(f)            Duty of Care.  Except for the exercise of reasonable care in the custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, Pledgee shall have no duty as to any Pledged Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral.  Pledgee shall be deemed to have exercised reasonable care in the custody and preservation of Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which Pledgee accords its own property.  Neither Pledgee nor any of its Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact shall be liable for failure to demand, collect or realize upon all or any part of the Pledged Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Pledged Collateral upon the request of a Pledgor or otherwise.

(g)           Application of Proceeds.  Except as otherwise required by the UCC or other applicable Laws, the cash proceeds actually received from the sale or other disposition or collection of the Pledged Collateral, and any other amounts received in respect of the Pledged Collateral the application of which is not otherwise provided for herein, shall be applied by Pledgee in accordance with the terms of the Credit Agreement.  Pledgor shall remain liable to Pledgee and the other Secured Parties for any deficiency which exists after any sale or other disposition or collection of the Pledged Collateral.

12.          Certain Waivers.  Pledgor waives, to the fullest extent permitted by applicable Laws, (a) any right of redemption with respect to the Pledged Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling of the Pledged Collateral or other collateral or security for the Secured

9

Obligations; (b) any right to require Pledgee (i) to proceed against any Person, (ii) to exhaust any other collateral or security for any of the Secured Obligations, (iii) to pursue any remedy in Pledgee’s power, or (iv) to make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the Pledged Collateral; and (c) all claims, damages, and demands against Pledgee arising out of the repossession, retention, sale or application of the proceeds of any sale of the Pledged Collateral.

13.          No Waiver; Cumulative Remedies.  No failure by Pledgee to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.  The exercise of any right, power, or remedy shall in no event constitute a cure or waiver of any Event of Default or prejudice the rights of Pledgee in the exercise of any right hereunder.  The rights and remedies provided herein are cumulative and not exclusive of any right or remedy provided by applicable Law.

14.          Expenses Incurred.  Pledgee is not required to, but may, at its option, pay any tax, insurance premium, filing or recording fees, or other charges payable by Pledgor hereunder and any such amount shall bear interest at the Default Rate from the date of payment until repaid.  Pledgor agrees to pay or reimburse Pledgee on demand for all fees, costs or out-of-pocket expenses (including Attorney Costs) incurred by Pledgee in connection with (i) the custody or preservation of, or the sale of, collection from or other realization upon any of the Pledged Collateral (including all expenses of sales and collections of the Pledged Collateral), (ii) the preservation, protection or enforcement of any of the rights of Pledgee under this Agreement (including any fees, costs and out-of-pocket expenses incurred in the preservation, protection or enforcement of any rights of Pledgee in any case commenced by or against Pledgor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute) or (iii) the failure of Pledgor to perform or observe any its obligations under this Agreement, and any such amount shall bear interest at the Default Rate from the date such expenditures are made by Pledgee until repaid.  All amounts described in this Section shall be repayable by Pledgor on demand and Pledgor’s obligation to make such repayment shall constitute an additional Secured Obligation.

15.          Integration.  This Agreement, together with the other Loan Documents to which Pledgor is a party and the Environmental Indemnity Agreement, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  Pledgor acknowledges that this Agreement, the other Loan Documents and the Environmental Indemnity Agreement may contain covenants and other terms and provisions variously stated regarding the same or similar matters, and agrees that all such covenants, terms and provisions are cumulative and all shall be performed and satisfied in accordance with their respective terms.

16.          Amendments.  No provision of this Agreement may be waived, amended, supplemented or modified, except by a written instrument executed by Pledgee and Pledgor.

17.          Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.02 of the Credit Agreement.

18.          Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WASHINGTON APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE (EXCEPT TO THE EXTENT THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS HEREUNDER, OR THE REMEDIES HEREUNDER, IN RESPECT OF ANY PLEDGED COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF WASHINGTON); PROVIDED THAT SECURED PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

19.          Assignment.  This Agreement shall (a) bind Pledgor and their respective successors and assigns; provided that Pledgor may not assign its rights or obligations under this Agreement without the prior written consent of Pledgee (and any attempted assignment without such consent shall be void) and

10

(b) inure to the benefit of Pledgee and any Affiliate of Pledgee and their respective successors and assigns a party to a Swap Contract and/or Financial Transaction Contract with Pledgor and Pledgee and any Affiliate of Pledgee a party to a Swap Contract and/or Financial Transaction Contract with Pledgor may, without notice to Pledgor and without affecting Pledgor’s obligations hereunder, assign or sell participations in the Secured Obligations and this Agreement, in whole or in part.  Pledgor agrees that Pledgee and any Affiliate of Pledgee a party to a Swap Contract and/or Financial Transaction Contract with Pledgor may disclose to any prospective purchaser and any purchaser of all or part of the Secured Obligations any and all information in Pledgee’s possession concerning Pledgor, this Agreement and/or the Pledged Collateral.

20.          No Waiver; Enforceability.  No failure by Pledgee to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable Law or in equity.  The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision herein.

IN WITNESS WHEREOF, Pledgor has caused this Agreement to be duly executed as of the date first above written.

USANA HEALTH SCIENCES, INC.

By:	/s/ Gilbert A. Fuller
Name:	Gilbert A. Fuller
Title:	Sr. Vice Pres. and CFO

11

SCHEDULE 1

PLEDGED CAPITAL STOCK

Part (a).          Pledged Domestic Subsidiaries.

Name of Subsidiary	Number of Shares	Certificate Number	Percentage Ownership

USANA Canada Holding, Inc.	1,000	01	100%

USANA Health Sciences

New Zealand, Inc.	1,000	1	100%

FMG Productions, Inc.	2,300	2	76.67%

FMG Productions, Inc.	700	3	23.33%

International Holdings, Inc.	1,000	000001	100%

USANA Acquisition Corp.	1,000	1	100%

Part (b).          Pledged Foreign Subsidiaries.

Name of Subsidiary	Number of Shares	Certificate Number	Percentage Ownership

USANA Australia Pty Ltd	3,025,085	4	100%

USANA Hong Kong Limited	6,990,499	3	99.9%

USANA Health Sciences

Singapore Pte. Ltd.	2	3	100%

USANA México, S.A. de C.V.	499	1	99.8%

USANA Japan, Inc.	170	1	100%

ANNEX 1

SUPPLEMENT

SUPPLEMENT NO.           dated as of                              , to the Pledge Agreement dated as of June 16, 2004 (the “Pledge Agreement”) made by USANA HEALTH SCIENCES, INC., a Utah corporation (together with its successors, “Pledgor”) in favor of BANK OF AMERICA, N.A., a national banking association (together with its successors and assigns, “Pledgee”).

RECITALS

A.            Pledgor is a party to that certain Credit Agreement dated as of June 16, 2004 by and between Pledgor and Pledgee (as amended, restated, modified, renewed, supplemented or extended from time to time, the “Credit Agreement”).

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement.

C.            Pledgor has entered into the Pledge Agreement in order to induce Pledgee to make Credit Extensions under the Credit Agreement, and pursuant to Section 3(a) of the Pledge Agreement Pledgor is required to deliver to Pledgee all certificates, instruments or other writings representing or evidencing Pledged Capital Stock received by Pledgor after the date of the Pledge Agreement together with a duly executed Supplement substantially the form hereof.

D.            Pledgor is executing this Supplement in accordance with the requirements of the Pledge Agreement in consideration for Pledgee to make Credit Extensions under the Credit Agreement.

Accordingly, Pledgor agrees as follows:

1.             Pledgor agrees that this Supplement may be attached to the Pledge Agreement and that the shares of capital stock or other equity securities listed on this Supplement shall be and become part of the Pledged Collateral referred to in the Pledge Agreement and shall secure all Secured Obligations.

2.             Pledgor agrees that the shares of capital stock and other equity securities listed below shall for all purposes constitute Pledged Collateral and shall be subject to the security interest created by the Pledge Agreement.

Name of Subsidiary	Number of Shares	Certificate Number	Percentage Ownership

3.             Pledgor certifies that the representations and warranties set forth in Section 4 of the Pledge Agreement are true and correct with respect to the shares of capital stock or other equity securities listed on this Supplement on and as of the date hereof.

4.             Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

5.             THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF WASHINGTON APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

6.             Pledgor agrees to reimburse Pledgee for its out-of-pocket expenses (including Attorney Costs) incurred in connection with this Supplement.

IN WITNESS WHEREOF, Pledgor has executed this Supplement by its duly authorized officer as of the day and year first above written.

USANA HEALTH SCIENCES, INC.

By:	/s/ Gilbert A. Fuller
Name:	Gilbert A. Fuller
Title:	Sr. Vice Pres. and CFO

Accepted:

BANK OF AMERICA, N.A.

By:	/s/ Mark N. Crawford

Name:	Mark N. Crawford

Title:	Senior Vice President

2

EXHIBIT E

COMPLIANCE CERTIFICATE

Financial Statement Date:                         ,

To:          Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 16, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), between USANA Health Sciences, Inc., a Utah corporation (“Borrower”), and Bank of America, N.A., a national banking association.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                   of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Bank on behalf of Borrower, and that:

[Use following for fiscal year-end financial statements]

1.             Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following for fiscal quarter-end financial statements]

1.             Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

3.             A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

4.             The representations and warranties of Borrower contained in Article V of the Credit Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.             The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                      ,              .

USANA HEALTH SCIENCES, INC.

By:	/s/ Gilbert A. Fuller
Name:	Gilbert A. Fuller
Title:	Sr. Vice Pres. and CFO

2

For the Quarter/Year ended                                 (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)